Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	Contact:
Alvin Concepcion – VP of Investor Relations
aconcepc@biglots.com
(614) 278-2705

Tom Filandro - ICR Partner
tom.filandro@icrinc.com
(646) 277-1235

Big Lots Reports Q1 Results

3-year comparable sales growth of 2% with significant slowdown in April; Q1 EPS loss of $0.39

3-year comps for May to date running up mid-teens as promotions drive compelling value proposition

Company remains confident in long-term value creation opportunity as it helps customers live BIG and save LOTS

For Q1 Results Presentation, Please Visit: https://www.biglots.com/corporate/investors

Columbus, Ohio – May 27, 2022 – Big Lots, Inc. (NYSE: BIG) today reported a net loss of $11.1 million, or $0.39 per share, for the first quarter of fiscal 2022 ended April 30, 2022, which compares to the company’s guidance, as provided on March 3, 2022, of $1.10 to $1.20 net income per diluted share. Net income for the first quarter of fiscal 2021 was $94.6 million, or $2.62 per diluted share.

Net sales for the first quarter of fiscal 2022 totaled $1.37 billion, a 15.4% decrease compared to $1.63 billion for the same period last year, and an increase of 6.1% compared to the first quarter of 2019. The decline to last year was driven by a comparable sales decrease of 17.0%, as the company lapped an 11.3% comparable sales increase last year. Net new stores and relocations contributed approximately 160 basis points of sales growth.

Commenting on today’s results announcement, Bruce Thorn, President and CEO of Big Lots stated, “Our business has grown significantly over the past two years as we benefitted not only from home-related spending but from the positive growth fueled by our Operation North Star initiatives. We have greatly improved our customer shopping experience, evidenced by an all-time high Net Promoter Score of 85% in Q1. E-commerce remains a standout, and now accounts for over 7% of our sales, with same-day deliveries growing 20% over last year. Our Broyhill and Real Living private label brands reached close to 30% of our sales, positioning us well to pursue consumer trade-down opportunities ahead.

These accomplishments helped get 3-year comparable sales growth off to a solid start in February and March, but trends materially slowed in April, resulting in a need to increase markdowns. We believe the slowdown was caused by the spending pressure our consumers felt from higher gas prices and broader inflation, which is affecting discretionary purchases across the retail industry. As a result, we missed our sales plan by approximately $100 million, the vast majority in April, while supply chain impacts across gross margin and SG&A continued to be significant headwinds.”

Mr. Thorn continued, “We have reacted quickly to the changes in consumer demand by increasing value offerings to our customers, resulting in a significant acceleration to three-year comparable sales growth in the mid-teens in May. We expect the environment to remain challenging and we remain highly focused on managing the business prudently, which includes aggressively right-sizing our inventories over the course of Q2. We are focused on opening price points that drive traffic and improving gross margin rates through capitalizing on significant close-out opportunities, more targeted pricing and promotions, minimizing supply chain charges, and reducing shrink. We are also accelerating SG&A cost reductions to generate over $70 million in additional savings this year. Further, we are strengthening our balance sheet by temporarily scaling back capital expenditures associated with new store openings and remodels.

I am thankful to our talented team of 35,000 associates, who remain committed to our noble purpose of helping our customers Live BIG and Save LOTS, as they manage through increasingly tighter budgets buffeted by inflation. Continuing to delight our customers, regardless of economic conditions, is key to unlocking the full potential of Operation North Star, which we continue to believe will drive long-term sales potential of $8 to $10 Billion with a 6% to 8% operating margin.”

Inventory and Cash Management
Inventory ended the first quarter of fiscal 2022 at $1,338.7 million compared to $901.5 million for the same period last year, with the 48.5% increase encompassing significantly higher unit costs and a significant increase in in-transit inventory.

The company ended the first quarter of fiscal 2022 with $61.7 million of Cash and Cash Equivalents and $270.8 million of Long-term Debt, compared to $613.3 million of Cash and Cash Equivalents and $32.1 million of Long-term Debt as of the end of the first quarter of fiscal 2021. The company expects both inventory levels and borrowings to reduce significantly during the second quarter.

Dividend and Share Repurchases
As also announced in a separate press release, on May 24, 2022, the Board of Directors declared a quarterly cash dividend of $0.30 per common share. This dividend payment of approximately $8.7 million will be payable on June 24, 2022, to shareholders of record as of the close of business on June 10, 2022. The company did not execute any share repurchases during the quarter. The company has $159 million remaining under its December 2021 $250 million authorization.

Company Outlook
For the second quarter, the company expects three-year comps to accelerate to positive mid to high-single digits, equating to mid-to-high single digit negative comps versus 2021. Net new stores will add about 150 bps of growth versus 2021. The company expects that promotional activity will drive its second quarter gross margin rate into the low-30’s and that SG&A dollars will be slightly up to 2021. Given an atypically wide range of outcomes, the company is not providing EPS guidance at this point. The company expects a share count of approximately 28.6 million for Q2. The company is taking aggressive actions to improve gross margin rate in the back half of the year, and expects to achieve significant sequential improvement in Q3, with a Q4 that is approximately in-line with the prior year quarter. In addition, the company will continue to take actions to reduce expenses.

Conference Call/Webcast
The company will host a conference call today at 8:00 a.m. ET to discuss the financial results for the first quarter of fiscal 2022. A webcast of the conference call is available through the Investor Relations section of the company’s website http://www.biglots.com. An archive of the call will be available through the Investor Relations section of the company’s website http://www.biglots.com/ after 12:00 p.m. ET today and will remain available through midnight ET on Friday, June 10, 2022. A replay of this call will also be available beginning today at 12:00 p.m. ET through June 10 by dialing 877.660.6853 (Toll Free) or 201.612.7415 (Toll) and entering Replay Conference ID 13729931.

About Big Lots, Inc.
Headquartered in Columbus, Ohio, Big Lots, Inc. (NYSE: BIG) is a leading home discount retailer and a Fortune 500 company, operating 1,438 stores in 47 states, as well as a best-in-class ecommerce platform with expanded capabilities via BOPIS, curbside pickup, Instacart and same day delivery across thousands of items. The company's product assortment is focused on home essentials: Furniture, Seasonal, Soft Home, Food, Consumables and Hard Home. Ranked one of the fastest-growing eCommerce businesses by Digital Commerce 360 and the recipient of Home Textiles Today’s 2021 Retail Titan Award, Big Lots’ mission is to help people Live BIG and Save Lots. The company strives to be the BIG difference for a better life by delivering exceptional value to customers through the ultimate treasure hunt shopping experience, building a “best places to grow” culture, rewarding shareholders with consistent growth and top-tier returns and doing good in local communities. For more information about the company, visit biglots.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “approximate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance and are applicable only as of the dates of such statements. Although the company believes the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect business, financial condition, results of operations or liquidity.

Forward-looking statements that the company makes herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, developments related to the COVID-19 coronavirus pandemic, current economic and credit conditions, the cost of goods, the inability to successfully execute strategic initiatives, competitive pressures, economic pressures on customers and the company, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of the company’s most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the company makes on related subjects in public announcements and SEC filings.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	APRIL 30	MAY 1
	2022	2021
	(Unaudited)	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$61,707	$613,329
Inventories	1,338,737	901,482
Other current assets	125,362	114,001
Total current assets	1,525,806	1,628,812

Operating lease right-of-use assets	1,729,053	1,631,817

Property and equipment - net	749,416	723,158

Deferred income taxes	10,199	17,741
Other assets	37,283	36,008
	$4,051,757	$4,037,536

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$488,524	$380,942
Current operating lease liabilities	233,683	219,367
Property, payroll and other taxes	95,920	112,532
Accrued operating expenses	121,977	158,136
Insurance reserves	36,227	34,803
Accrued salaries and wages	24,745	73,799
Income taxes payable	1,325	70,340
Total current liabilities	1,002,401	1,049,919

Long-term debt	270,800	32,063

Noncurrent operating lease liabilities	1,577,932	1,466,090
Deferred income taxes	22,854	3,805
Insurance reserves	59,847	59,379
Unrecognized tax benefits	10,623	10,601
Other liabilities	126,972	147,177

Shareholders' equity	980,328	1,268,502
	$4,051,757	$4,037,536

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	APRIL 30, 2022		MAY 1, 2021
		%		%
	(Unaudited)		(Unaudited)

Net sales	$1,374,714	100.0	$1,625,552	100.0
Gross margin	504,594	36.7	653,947	40.2
Selling and administrative expenses	480,779	35.0	497,418	30.6
Depreciation expense	37,356	2.7	33,977	2.1
Operating (loss) profit	(13,541)	(1.0)	122,552	7.5
Interest expense	(2,750)	(0.2)	(2,568)	(0.2)
Other income (expense)	1,040	0.1	960	0.1
(Loss) income before income taxes	(15,251)	(1.1)	120,944	7.4
Income tax (benefit) expense	(4,169)	(0.3)	26,381	1.6
Net (loss) income	($11,082)	(0.8)	$94,563	5.8

Earnings (loss) per common share
Basic	($0.39)		$2.68
Diluted	($0.39)		$2.62

Weighted average common shares outstanding
Basic	28,621		35,349
Dilutive effect of share-based awards	—		693
Diluted	28,621		36,042

Cash dividends declared per common share	$0.30		$0.30

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	13 WEEKS ENDED	13 WEEKS ENDED
	APRIL 30, 2022	MAY 1, 2021
	(Unaudited)	(Unaudited)

Net cash (used in) provided by operating activities	($196,233)	$204,293

Net cash used in investing activities	(41,241)	(32,170)

Net cash provided by (used in) financing activities	245,459	(118,350)

Increase in cash and cash equivalents	7,985	53,773
Cash and cash equivalents:
Beginning of period	53,722	559,556
End of period	$61,707	$613,329